                                                           Exhibit (d)(13)(ii)


               AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

         AMENDED AND RESTATED AGREEMENT, dated as of November 22, 2002, by and between The Equitable Life Assurance Society of the United States, a New York corporation ("Equitable" or the "Manager"), and Capital Guardian Trust Company, a California corporation (the "Adviser").

         WHEREAS, EQ Advisors Trust (the "Trust") is registered as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act");

         WHEREAS, the Trust's shareholders are and will be separate accounts maintained by insurance companies for variable life insurance policies and variable annuity contracts under which income, gains, and losses, whether or not realized, from assets allocated to such accounts are, in accordance with such policies and contracts, credited to or charged against such accounts without regard to other income, gains, or losses of such insurance companies;

         WHEREAS, the Trust is and will continue to be a series fund having two or more investment portfolios, each with its own investment objectives, policies and restrictions;

         WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act") and is the investment manager to the Trust;

         WHEREAS, the Adviser is registered as an investment adviser under the Advisers Act;

         WHEREAS, the Investment Company Act prohibits any person from acting as an investment adviser to a registered investment company except pursuant to a written contract (the "Agreement"); and

         WHEREAS, the Board of Trustees of the Trust and Equitable desire to retain the Adviser to render investment advisory services to the portfolios, or a discrete portion of a multi-advised portfolio ("Allocated Portion"), as specified from time to time in Appendix A hereto (each a "Portfolio" and collectively, the "Portfolios" or "Allocated Portion") in the manner and on the terms hereinafter set forth (each reference to a Portfolio shall be deemed to be a reference to each Portfolio).

         NOW, THEREFORE, the Manager and the Adviser agree as follows:

1.       APPOINTMENT OF ADVISER

         The Manager hereby appoints the Adviser to act as investment adviser for the Portfolio and Allocated Portion of the Portfolio, subject to the supervision and control of the Manager and the Trustees of the Trust, and in accordance with the terms and conditions of this Agreement. The Adviser will be an independent contractor and will have no authority to act for or represent the Trust or the Manager in any way or otherwise be deemed an agent of the Trust or the Manager except as expressly authorized in this Agreement or another writing by the Trust, the Manager and the Adviser.

2.       SERVICES TO BE RENDERED BY THE ADVISER TO THE TRUST

         A. As investment adviser to each Portfolio or Allocated Portion, the Adviser will manage the investment and reinvestment of the assets of the Portfolios or Allocated Portion and determine the composition of the assets of the Portfolio or Allocated Portion, subject always to the supervision and control of the Manager and the Trustees of the Trust.

         B. As part of the services it will provide hereunder, the Adviser will:

                  (i) obtain and evaluate pertinent economic, statistical, financial, and other information affecting the economy generally and individual companies or industries, the securities of which are included in the Portfolios and Allocated Portion or are under consideration for inclusion in the Portfolio and Allocated Portion;

                  (ii) formulate and implement a continuous investment program for the Portfolios and Allocated Portion;

                  (iii) take whatever steps are necessary to implement the investment program for the Portfolio and Allocated Portion by the purchase and sale of securities and other investments, including the placing of orders for such purchases and sales;

                  (iv) keep the Trustees of the Trust and the Manager fully informed on an ongoing basis of all facts concerning the investment and reinvestment of the assets in the Portfolios and Allocated Portion, the Adviser and its personnel and operations which the Adviser determines in its reasonable judgment to be material, make regular and special written reports of such additional information concerning the Portfolios and Allocated Portion as may reasonably be requested from time to time by the Manager or the Trustees of the Trust and attend meetings with the Manager and/or the Trustees, as reasonably requested, to discuss the foregoing;

                  (v) provide pricing information to the Trust to assist the Trust in making determinations of the fair value of certain portfolio securities when market quotations are not readily available for the purpose of calculating the Portfolios' and Allocated Portion net asset value in accordance with procedures and methods established by the Trustees of the Trust;

                  (vi) provide (1) the Adviser's composite results for the accounts managed by the Adviser with an investment objective, policies and strategies substantially similar to those employed by the Adviser in managing the Portfolios and Allocated Portion, and (2) if requested by the Manager, any and all information, records and supporting documentation regarding the methodology, calculation and maintenance of such composites and any component account therein, which may be reasonably necessary, under applicable laws, to allow the Portfolios and Allocated Portion or their agent to present information concerning the Adviser's prior performance in the Trust Prospectus and SAI (as hereinafter defined) and, with the prior review and consent of the Adviser which shall not be unreasonably withheld, in any permissible reports and sales materials by the Portfolio. Allocated Portion or its agent. It is understood that in using the above information provided by the Adviser, the Manager shall be fully responsible to meet applicable disclosure requirements for the Trust Prospectus, SAI and permissible reports and sales materials; and

                  (vii) cooperate with and provide reasonable assistance to the Manager, the Trust administrator, the Trust's custodian and foreign custodians, the Trust's transfer agent and pricing agents and all other agents and representatives of the Trust and the Manager, provide such information with respect to the Portfolios and Allocated Portion as they may reasonably request from time to time in the performance of their obligations to the Trust and the Manager, provide prompt responses to reasonable requests made by such persons and establish appropriate interfaces with each so as to promote the efficient exchange of information.

         C. In furnishing services hereunder, the Adviser shall be subject to, and shall perform in accordance with, but only to the extent the same reasonably relates to the Portfolios and are consistent with the scope of the Adviser's obligations as reasonably contemplated in the other provisions of this Agreement, (1) the Trust's Agreement and Declaration of Trust, as the same may be hereafter modified and/or amended from time to time (the "Trust Declaration"), (2) the By-Laws of the Trust, as the same may be hereafter modified and/or amended from time to time (the "By-Laws"), (3) the currently effective Prospectus and Statement of Additional Information of the Trust filed with the Securities and Exchange Commission ("SEC"), as the same may be hereafter modified, amended and/or supplemented (the "Prospectus and SAI"), (4) the Investment Company Act, with the requirements applicable to both regulated investment companies and segregated asset accounts under Subchapters M and L of the Internal Revenue Code of 1986, as amended, (5) all other applicable state and federal securities and other laws, (6) all regulations with respect to the foregoing, (7) the Trust's Compliance Manual and other policies and procedures adopted from time to time by the Board of Trustees of the Trust and (8) the written instructions of the Manager.

         D. The Adviser, at its expense, will furnish: (i) all necessary investment and management facilities and investment personnel, including salaries, expenses and fees of any personnel required for it to faithfully perform its duties under this Agreement; and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the Adviser's duties under this Agreement.

         E. The Adviser will select brokers and dealers to effect all portfolio transactions subject to the conditions set forth herein. The Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions if applicable. The Adviser is directed at all times to seek to execute brokerage transactions for the Portfolios and Allocated Portion in accordance with such policies or practices as may be established by the Board of Trustees and described in the Trust's Prospectus, subject to the Adviser seeking to obtain best execution. In placing orders for the purchase or sale of investments for the Portfolios and Allocated Portion, in the name of the Portfolios, Allocated Portion or its nominees, the Adviser shall use its best efforts to obtain for the Portfolios and Allocated Portion the most favorable price and best execution available, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement.

         F. Subject to the appropriate policies and procedures approved by the Board of Trustees, the Adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, cause a Portfolio or Allocated Portion to pay a broker or dealer that provides brokerage or research services to the Manager, the Adviser, and each Portfolio and Allocated Portion an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the

Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Adviser's overall responsibilities to the Portfolios, or Allocated Portion or its other advisory clients. To the extent authorized by said Section 28(e) and the Trust's Board of Trustees, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. In addition, subject to seeking the most favorable price and best execution available, the Adviser may also consider sales of shares of the Trust as a factor in the selection of brokers and dealers.

         G. On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of each Portfolio and Allocated Portion as well as other clients of the Adviser, the Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner the Adviser considers to be the most equitable and consistent with its fiduciary obligations to each Portfolio and Allocated Portion and to its other clients.

         H. The Adviser (a) will maintain all accounts, books and records with respect to each Portfolio and Allocated Portion as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and the rules thereunder, (b) will maintain all accounts, books and records required to be maintained in accordance with Section 206 of the Advisers Act, and (c) shall file with the SEC all forms pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, with respect to the discretionary management of the assets of the Portfolios and Allocated Portion.

         I. The Adviser will, unless and until otherwise directed by the Manager or the Board of Trustees, vote proxies with respect to each Portfolio's and the Allocated Portion's securities and exercise rights in corporate actions or otherwise in accordance with the Adviser's proxy voting guidelines, as amended from time to time, which shall be provided to the Trust and the Manager.

3.       COMPENSATION OF ADVISER

      The Manager will pay the Adviser an advisory fee with respect to each Portfolio and Allocated Portion on a quarterly basis in arrears at the annual rate specified in Appendix A to this Agreement. The advisory fee due and payable hereunder on account of any day shall be calculated by multiplying the net asset value of the Portfolio and Allocated Portion at the close of the immediately preceding business day (as defined in the Prospectus and SAI) by the annual rate specified in Appendix A and dividing the result by the number of days in the year. The advisory fee due and payable hereunder on account of the days in any calendar quarter shall be due and payable within ten (10) business days following the end of such calendar quarter.

4.       LIABILITY AND INDEMNIFICATION

         (a) Except as may otherwise be provided by the Investment Company Act or any other federal securities law, the Adviser shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Manager or the Trust as a result of any error of judgment or mistake of law by the Adviser with respect to a Portfolio or Allocated Portion, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Adviser for, and the Adviser shall indemnify and hold harmless the Trust, the Manager, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company
Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933) (collectively, the "Manager Indemnitees") against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Manager Indemnities may become subject under the Securities Act of 1933, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (a) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations hereunder or (b) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio or the omission to state therein a material fact known to the Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished in writing to the Manager or the Trust by an Adviser Indemnitee (as defined below) for use therein; and

         (b) Except as may otherwise be provided by the Investment Company Act or any other federal securities law, the Manager and the Trust shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Adviser as a result of any error of judgment or mistake of law by the Manager with respect to a Portfolio and Allocated Portion, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Manager for, and the Manager shall indemnify and hold harmless the Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933) (collectively, the "Adviser Indemnitees") against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Adviser Indemnities may become subject under the Securities Act of 1933, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (a) any willful misconduct, bad faith, reckless disregard or gross negligence of the Manager in the performance of any of its duties or obligations hereunder or (b) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio or the omission to state therein a material fact known to the Manager which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished in writing to the Manager or the Trust by an Adviser Indemnitee for use therein.

5.       NON-EXCLUSIVITY

         The services of the Adviser to each Portfolio, Allocated Portion and the Trust are not to be deemed to be exclusive, and the Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies.

6.       SUPPLEMENTAL ARRANGEMENTS

         The Adviser may from time to time employ or associate with itself any person it believes to be particularly fitted to assist it in providing the services to be performed by the Adviser hereunder, provided that no such person shall perform any services with respect to the Portfolio which would constitute an assignment or require a written advisory agreement pursuant to the Investment Company Act. Any compensation payable to such persons such be the sole responsibility of the Advisor, and neither the Manager nor the Trust shall have any obligations with respect thereto.

7.       REGULATION

         The Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

8.       RECORDS

         The records relating to the services provided under this Agreement shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to the Adviser such records and permit it to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its duties. In the event of the termination of this Agreement, such records shall promptly be returned to the Trust by the Adviser, upon request, free from any claim or retention of rights therein. The Adviser shall keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Trust has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities.

9.       DURATION OF AGREEMENT

         This Agreement shall become effective with respect to the Portfolios and Allocated Portion on the date of its execution. This Agreement will continue in effect for a period more than one year from the date of its execution only so long as such continuance is specifically approved at least annually by the Board of Trustees provided that in such event such continuance shall also be approved by the vote of a majority of the Trustees who are not "interested persons" (as defined in the Investment Company Act) ("Independent Trustees") of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

10.      TERMINATION OF AGREEMENT

         This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, by the vote of a majority of the outstanding voting securities of a Portfolio, on sixty (60) day's written notice to the Manager and the Adviser, or by the Manager or Adviser on sixty (60) day's written notice to the Trust and the other party. This Agreement will automatically terminate, effective upon notice to the Adviser, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act) or in the event the Investment Management Agreement between the

Manager and the Trust is assigned or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

11.      PROVISION OF CERTAIN INFORMATION BY ADVISER

         The Adviser will promptly notify the Manager in writing of the occurrence of any of the following events:

         A. the Adviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Adviser is required to be registered as an investment adviser in order to perform its obligations under the Agreement;

         B. the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust (excluding class action suits in which the Trust is a member of the plaintiff class by reason of the Portfolio's ownership of shares in the defendant); and/or

         C. the chief executive officer or controlling stockholder of the Adviser or the portfolio managers of the Portfolio changes or there is otherwise an actual change in control or a material change in management of the Adviser.

12.      USE OF ADVISER'S NAME

         The parties agree that the name "Capital Guardian Trust Company", the names of the Adviser's affiliates within The Capital Group Companies, Inc., and any derivative or logo or trademark or service mark or trade name (including, but not limited to, the American Funds Group of mutual funds) are the valuable property of the Adviser and its affiliates. The Manager and the Trust shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of the Adviser, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect. The Adviser hereby consents to the names "EQ/Capital Guardian Research Portfolio", "EQ/Capital Guardian U.S. Equity Portfolio" and "EQ/Capital Guardian International Portfolio" as, respectively, the designated name of each Portfolio.

         Upon termination of this Agreement, the Manager and the Trust shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names. The Manager and the Trust agree that they will review with the Adviser any advertisement, sales literature, or notice prior to its use that makes reference to the Adviser or its affiliates or any such name(s), derivatives, logos, trademarks, service marks or trade names so that the Adviser may review the context in which it is referred to, it being agreed that the Adviser shall have no responsibility to ensure the adequacy of the form or content of such materials for purposes of the 1940 Act or other applicable laws and regulations. If the Manager or the Trust makes any unauthorized use of the Adviser's name(s), derivatives, logos, trademarks or service marks or trade names, the parties acknowledge that the Adviser shall suffer irreparable harm for which monetary damages are inadequate and thus, the Adviser shall be entitled to injunctive relief.

13.      REPRESENTATIONS

         (a) The Manager hereby warrants and represents to the Adviser that (a) it has obtained all applicable licenses, permits, registrations and approvals that may be required in order to serve in its designated capacities with respect to the Portfolio, and shall continue to keep current such licenses, permits, registrations and approvals for so long as this Agreement is in effect; (b) it is not prohibited by the 1940 Act or other applicable laws and regulations from performing the services contemplated by this Agreement; (c) it will immediately notify the Adviser of the occurrence of any event that would disqualify it from serving in its designated capacities with respect to the Portfolio; and (d) this Agreement has been duly and validly authorized, executed and delivered on behalf of the Manager and is a valid and binding agreement of the Manager enforceable in accordance with its terms;

         (b) The Adviser hereby warrants and represents to the Manager that (a) it is registered as an investment adviser under the Advisers Act; (b) it has obtained all applicable licenses, permits, registrations and approvals that may be required in order to serve in its designated capacities with respect to the Portfolio, and shall continue to keep current such licenses, permits, registrations and approvals for so long as this Agreement is in effect; (c) it is not prohibited by the 1940 Act or other applicable laws and regulations from performing the services contemplated by this Agreement; (d) it will immediately notify the Manager of the occurrence of any event that would disqualify it from serving in its designated capacities with respect to the Portfolio; and (e) this Agreement has been duly and validly authorized, executed and delivered on behalf of the Adviser and is a valid and binding agreement of the Adviser enforceable in accordance with its terms;

         (c) The Adviser hereby warrants and represents that it has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Manager and the Board with a copy of such code of ethics. Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the president, chief operating officer or a vice-president of the Adviser shall certify to the Manager that the Adviser's code of ethics has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of the Adviser's code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. In the event a material violation of the Adviser's code of ethics has occurred, upon request, the Adviser shall provide the Manager with appropriate documentation as to the nature of the violation and steps taken to remedy such breach.

         (d) The Adviser hereby warrants and represents that it has provided the Trust and the Manager with a copy of its Form ADV Part II, which as of the date of this Agreement is its Form ADV Part II as most recently filed with the SEC and promptly will furnish a copy of all amendments to the Adviser's Form ADV
Part II to the Trust and the Manager at least annually. Such amendments shall reflect all changes in the Adviser's organizational structure, professional staff or other significant developments affecting the Adviser, as required by the Advisers Act;

         (e) The Adviser agrees that it will notify the Trust and the Manager of any assignment (within the meaning of the Investment Company Act) of this Agreement or change of control (within the meaning of the Investment Company
Act) of the Adviser, as applicable, in each case prior to or promptly after, such change. In the event of any such assignment or change of control, the parties agree that the Adviser will bear reasonable expenses of the Trust, if any, arising out of such assignment or change of control as is mutually agreeable between the parties;

         (f) The Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage; and

         (g) The Adviser agrees that neither it, nor any of its affiliates, will knowingly in any way refer directly or indirectly to its relationship with the Trust, the Portfolios or the Allocated Portion, the Manager or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Manager, except as required by rule, regulation or upon the request of a governmental authority. However, the Adviser may use the performance of the Portfolios or the Allocated Portion in its composite performance.

14.      AMENDMENTS TO THE AGREEMENT

         Any amendments to this Agreement must be in writing and signed by both the Manager and the Adviser. Further, except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to any exemptive relief granted by the SEC, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Portfolio (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff) and by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to the Portfolio if a majority of the outstanding voting securities of the Portfolio vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other Portfolio affected by the amendment or all the portfolios of the Trust.

15.      ENTIRE AGREEMENT

         This Agreement contains the entire understanding and agreement of the parties with respect to the Portfolios and Allocated Portion listed in Appendix A.

16.      HEADINGS

         The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

17.      NOTICES

         All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of each applicable party in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. The specific person to whom notice shall be provided for each party will be specified in writing to the other party. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

18.      SEVERABILITY

         Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

19.      GOVERNING LAW

         The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of Delaware, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

20.      INTERPETATION

         Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms "vote of a majority of the outstanding voting securities," "interested persons," "assignment," and "affiliated persons," as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

THE EQUITABLE LIFE ASSURANCE OF             CAPITAL GUARDIAN TRUST COMPANY
THE UNITED STATES

By:    /s/ Peter D. Noris                   By:  /s/ Cheryl L. Hesse
    -----------------------------------         ------------------------------
     Name:  Peter D. Noris                       Name: Cheryl L. Hesse
     Title: Executive Vice President             Title: Vice President

                                   APPENDIX A
                          INVESTMENT ADVISORY AGREEMENT

Portfolio                                             Annual Advisory Fee
---------                                             -------------------
EQ/Capital Guardian Research Portfolio                0.50% of the Portfolio's daily net assets up to and including $150 million; 0.45% of the Portfolio's daily net assets over $150 million and up to and including $300 million; 0.35% of the
                                                      Portfolio's daily net assets over $300 million and up to and including $500 million; and 0.30% of the Portfolio's daily net assets in excess of $500 million and up to and including $1 billion; 0.275% of the Portfolio's average daily net assets in excess of $1 billion and up to and including $2 billion and 0.25%
                                                      of the Portfolio's daily net asset in excess of $2 billion.

EQ/Capital Guardian U.S. Equity Portfolio             0.50% of the Portfolio's daily net assets up to and including $150 million; 0.45% of the Portfolio's daily net assets over $150 million and up to and including $300 million; 0.35% of the
                                                      Portfolio's daily net assets over $300 million and up to and including $500 million; and 0.30% of the Portfolio's daily net assets in excess of $500 million and up to and including $1 billion; 0.275% of the Portfolio's average daily net assets in excess of $1 billion and up to and including $2 billion and 0.25%
                                                      of the Portfolio's daily net asset in excess of $2 billion.

EQ/Capital Guardian International Portfolio           0.65% of the Portfolio's daily net assets up to and including $150 million; 0.55% of the Portfolio's daily net assets over $150 million and up to and including $300 million; 0.45% of the
                                                      Portfolio's daily net assets over $300 million and up to and including $500 million; and 0.40% of the Portfolio's daily net assets in excess of $500 million.

EQ/ Balanced Portfolio*                               0.30% of the Capital Guardian Allocated Portion's average daily
(Capital Guardian Allocated Portion)                  net assets.

   * Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio's average daily net assets advised by the Adviser, which may be referred to as the "Capital Allocated Portion".


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